REAL ESTATE NOTE

$480,000.00	Birmingham, Alabama July 27, 2005

The undersigned, for value received, promise to pay to the order of AULT GLAZER BODNAR ACQUISITION FUND, LLC the sum of Four Hundred Eighty Thousand and no/100 Dollars ($480,000.00) together with interest upon the unpaid portion thereof from date at the rate of three percent (3%) above the “Prime Rate” as published in The Wall Street Journal. All unpaid principal, interest, and charges shall be due and payable in full on July 31, 2010, which date shall be the maturity date of this Note. Said installment shall be payable at: 100 Wilshire Blvd., Suite 1500, Santa Monica, CA 90401 or at such other place or places as the owner or holder hereof may from time to time designate.

This note is secured by mortgage on real estate, executed to the payee herein. In the event of default under the terms of said mortgage, or in the event any installments shall remain unpaid for as much as ten days after the same becomes due, the holder hereof shall have the right and option to declare the entire indebtedness secured hereby to be at once due and payable.

Each maker and endorser hereby waives all right of redemption under the Constitution and Laws of Alabama, and agrees to pay the cost of collection, including a reasonable attorney’s fee, if this obligation is not paid at maturity. Demand, protest and notice of protest, and all requirements necessary to hold them liable, are hereby waived by each and every maker and endorser of this note.

This note is given, executed and delivered under the seal of the undersigned.

If a scheduled installment payment is 10 days late, a late chare of 5% of the overdue installment will be charged but not less than 50 cents nor more than $100.00 for each late charge.

CAUTION: IT IS IMPORTANT THAT YOU THOROUGHLY READ THE CONTRACT BEFORE YOU SIGN IT.

Automotive Services Group, LLC /s/ D. W. Grimsley, Jr. By: D. W. Grimsley, Jr. Its: Manager